PRESS RELEASE

For more information contact:	June 26, 2003

Flake Oakley (334) 240-5061 or
Bob Howell (334) 240-5025

Colonial BancGroup To Acquire Sarasota Bank

MONTGOMERY, AL --- Colonial BancGroup Chairman and CEO Robert E. Lowder and Sarasota BanCorporation, Inc. CEO and President, Christine L. Jennings, jointly announced today that the companies have entered into a definitive agreement to merge Sarasota BanCorporation, Inc. and its banking subsidiary Sarasota Bank, into Colonial BancGroup. The transaction will be a stock for stock exchange at a price of $62.11 per share for each share of Sarasota BanCorporation stock, subject to certain market pricing conditions of Colonial’s stock, resulting in a total value of approximately $40.5 million.

As of March 31, 2003 Sarasota Bank had total assets of $164 million, total deposits of $132 million and total loans of $121 million. Sarasota Bank has one location in downtown Sarasota which is expected to be a highly visible base for Colonial’s expansion in the market. “We are excited about this opportunity and look forward to Sarasota Bank’s employees joining the Colonial team,” said Mr. Lowder.

“We believe this merger will be beneficial to Sarasota Bank’s shareholders, employees and customers. We expect that Colonial Bank’s style of community banking will blend nicely with the business practices our customers have enjoyed, “added Ms. Jennings.

Colonial BancGroup, a multi-state bank holding company headquartered in Montgomery,

Alabama, has assets of $15.8 billion and operates over 270 offices in Florida, Alabama, Georgia, Nevada, Tennessee and Texas and is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp. The company’s Internet website is www.colonialbank.com .

This release does not constitute an offer to sell any securities. The shareholders of Sarasota

BanCorporation, Inc. shall receive and are urged to read the Prospectus-Proxy Statement that will be filed with the Securities and Exchange Commission as it will contain information that will be important to their investment decision. After they are filed with the SEC, these documents shall also be available at the SEC’s website at www.sec.gov.

Pursuant to the Safe Harbor provisions of Private Securities Litigation Reform Act of 1995, the reader is also cautioned that this announcement contains “forward looking statements” regarding Colonial BancGroup’s and Sarasota BanCorporation’s future performance which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.